EXHIBIT I

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 27, 2000 between Global Sports, Inc., a Delaware corporation (the "Company"), SOFTBANK Capital Partners LP, a Delaware limited partnership ("SOFTBANK Capital Partners"), and SOFTBANK Capital Advisors Fund LP, a Delaware limited partnership ("SOFTBANK Advisors" and, together with SOFTBANK Capital Partners, the "Purchasers").

                                    ARTICLE I
                         AUTHORIZATION AND SALE OF STOCK

         Section 1.1 SALE OF THE SHARES. Subject to the terms and conditions hereof, at the Closing (as defined in Section 2.1 hereof), the Company shall issue and sell to each Purchaser, and each Purchaser, severally and not jointly, shall purchase from the Company, the total number of shares (collectively, the "Shares") of common stock, par value $0.01 per share ("Common Stock"), of the Company equal to (i) the dollar amount set forth opposite such Purchaser's name on Exhibit A hereto divided by (ii) $8.00, rounded to the nearest whole share.

                                   ARTICLE II
                             CLOSING DATE; DELIVERY

         Section 2.1 CLOSING AND LOCATION. The purchase and sale of the Shares hereunder (the "Purchase") shall take place at a closing (the "Closing") at the offices of Sullivan & Cromwell, 1888 Century Park East, Los Angeles, California 90067, at 10:00 a.m., California time, on the later to occur of (i) the date hereof, (ii) the first business day following the date on which the last to be fulfilled or waived of the conditions to the Closing set forth in Section 6.1 hereof have been fulfilled or waived in accordance with this Agreement or (iii) such other date as is mutually agreed to by the Company and the Purchasers. The date of the Closing is hereinafter referred to as the "Closing Date."

         Section 2.2 DELIVERY. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall deliver to the Purchasers a stock certificate or certificates representing the Shares to be purchased by the Purchasers at such Closing, registered in the name of the


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Purchaser or its assigns, against payment of the purchase price therefor. The purchase price of the Shares to be purchased at the Closing shall be paid by wire transfer in immediately available funds to an account designated in writing by the Company.

         Section 2.3 CONSUMMATION OF CLOSING. All acts, deliveries and confirmations comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing and none of such acts, deliveries or confirmations shall be effective unless and until the last of same shall have occurred.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Purchasers as follows:

         Section 3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified and in good standing, except for any such jurisdiction in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of the Company (a "Material Adverse Effect").

         Section 3.2 SUBSIDIARIES. Each of the Company's subsidiaries is a corporation duly organized, validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where it is required to be so qualified and is in good standing, except for any such jurisdiction in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 3.3 VALID ISSUANCE OF COMMON STOCK. The Shares, when issued and paid for in accordance with this


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Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

         Section 3.4  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) The Company has all requisite corporate power and authority to enter into this Agreement and the Amended and Restated Registration Rights Agreement in the form attached hereto as Exhibit B (the "Registration Rights Agreement"), and to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement. This Agreement and the Registration Rights Agreement have been duly authorized, executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b) The execution and delivery by the Company of this Agreement and the Registration Rights Agreement does not, and consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement, will not,
(i) conflict with, or result in any violation or breach of any provision of, the Certificate of Incorporation or Bylaws of the Company, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries, properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries, properties or assets, except in the case of (ii) and
(iii) for any such violations, defaults, breaches, terminations, cancellations, accelerations, losses or conflicts which would not, individually or in the aggregate, have a Material Adverse Effect, and would not materially burden or delay the consummation of the transactions contemplated hereby.


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         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Registration Rights Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Form D under the Securities Act of 1933, as amended (the "Securities Act"), (ii) such filings as may be required under applicable state securities laws or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on the Company and would not materially burden or delay the consummation of the transactions contemplated hereby.

         Section 3.5 CAPITALIZATION.

         (a) The authorized capital stock of the Company as of the date hereof consists of (i) 60,000,000 shares of Common Stock, of which 18,575,880 shares are issued and outstanding, and (ii) 1,000,000 shares of Preferred Stock, $0.01 par value per share, of which 8,000 shares are issued and outstanding.

         (b) Other than (i) as disclosed in the Company Commission Reports (as defined below) or in documents incorporated by reference therein, (ii) stock options and employee stock purchases following the date of the most recent Company Commission Report under the Company's stock option, stock incentive and stock purchase plans described in the Company Commission Reports and (iii) as disclosed on Schedule 3.5(b) hereto, there are no outstanding options, warrants or commitments of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell any shares of capital stock of the Company.


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         Section 3.6 COMMISSION FILINGS; FINANCIAL STATEMENTS.

         (a) The Company has filed with the Securities and Exchange Commission (the "Commission") and made available to the Purchasers and their representatives all forms, reports and documents filed by the Company with the Commission since December 31, 1998 (collectively, the "Company Commission Reports"). The Company Commission Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the financial statements (including, in each case, any related notes) contained in the Company Commission Reports complied as to form in all material respects with the applicable published rules and regulations of the Commission with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and include all adjustments, consisting only of normal accounting adjustments, that the Company reasonably considers necessary for a fair presentation of its financial position at the respective dates and the results of its operations and cash flows for the periods indicated. Except as disclosed in the Company Commission Reports filed with the Commission prior to the date hereof, since December 31, 1999, taking into account the cumulative effect of all developments and events since such date, there has not been any development or event, or series of developments or events, that would reasonably be expected to have a Material Adverse Effect.

         Section 3.7 COMPLIANCE WITH LAWS. Each of the Company and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation


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with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, including but not limited to statutes, laws or regulations relating to the protection of the environment or concerning the handling, storage, disposal or discharge of toxic materials, except for failures to comply or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         Section 3.8 STOCKHOLDERS' CONSENT. No consent or approval of the stockholders of the Company is required or necessary for the Company to enter into this Agreement and the Registration Rights Agreement or to consummate the Purchase.

         Section 3.9 LITIGATION. Except as otherwise disclosed as of the date of this Agreement in the Company Commission Reports, (i) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or properties or any of its officers or directors (in their capacities as such), which, if determined adversely to the Company, would, individually or in the aggregate, have a Material Adverse Effect, and (ii) there is no judgment, decree or order against the Company or any of its subsidiaries, or, to the knowledge of the Company, against any of its respective directors or officers (in their capacities as such) relating to the business of the Company or any of its subsidiaries, the existence of which would have a Material Adverse Effect.

Section 3.10 INTELLECTUAL PROPERTY. Except as disclosed in the Company Commission Reports or as set forth on Schedule 3.10, each of the Company and its subsidiaries (i) owns or possesses adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, technology, software, know-how and trade secrets (collectively, "Intellectual Property") necessary to conduct the business now conducted by the Company and its subsidiaries and (ii) either owns or possesses, or can acquire on commercially reasonable terms, adequate licenses or other rights to use all Intellectual Property necessary to conduct the business proposed to be conducted by the Company and its subsidiaries. Except as disclosed in the


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Company Commission Reports, neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with (and knows of no such infringement of or conflict with) asserted rights of others with respect to any Intellectual Property; and, to the Company's knowledge, the discoveries, inventions, products, services or processes used in the business of the Company and its subsidiaries do not infringe or conflict with any right or patent of any third party, or any discovery, invention, product or process which is the subject of a patent application filed by any third party.

         Section 3.11 CHANGE OF CONTROL BENEFITS. Except as set forth on
Schedule 3.11, there exist no provisions contained in any employment or severance agreement or benefit plan of the Company which provide for the payment, accrual or acceleration of any benefit to any person as a result of the consummation of the transactions contemplated hereby.

         Section 3.12 FINDER'S FEES. The Company has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold the Purchasers harmless from any liability for commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company, or any of its employees or representatives acting on behalf of the Company, is or may be responsible as a result of the transactions contemplated hereby.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         Each Purchaser, severally but not jointly, represents and warrants to the Company as follows:

         Section 4.1 ORGANIZATION. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

         Section 4.2 AUTHORITY.

                  (a) The Purchaser has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution


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and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a notification and report form under the HSR Act, compliance with the rules and regulations thereunder and satisfaction of the applicable waiting period thereunder, (ii) the filing of a Form D under the Securities Act, (iii) such filings as may be required under applicable state securities laws and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not materially burden or delay the consummation of the transactions contemplated hereby.

         Section 4.3 PURCHASE ENTIRELY FOR OWN ACCOUNT. The Shares will be acquired solely for investment purposes, for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

         Section 4.4 INVESTMENT EXPERIENCE. Purchaser is an "accredited investor" as defined in Rule 501(a)(3) under the Securities Act. Purchaser has had an opportunity to ask questions and receive answers regarding the Company's business affairs and financial condition and believes it has acquired sufficient information about the Company to reach an informed decision to purchase the Shares. Purchaser has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Shares.


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         Section 4.5 RESTRICTED SECURITIES. The Purchaser understands that the
Shares are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that Purchaser must hold the Shares indefinitely unless the sale thereof is registered under the Securities Act and qualified under state securities laws, or an exemption from such registration and qualification requirements is available. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser's control.

         Section 4.6 LEGENDS. The Purchaser understands that the Shares, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends until such time, if any, as the Shares or such securities (i) are sold in compliance with Rule 144 under the Securities Act (or a comparable successor provision) or in a transaction registered under the Securities Act or (ii) may be resold pursuant to Rule 144(k) under the Securities Act (or a comparable successor provision):

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM AND IN COMPLIANCE WITH THE TERMS OF THE STOCK PURCHASE AGREEMENT, DATED AS OF APRIL 28, 2000, WITH THE COMPANY, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY ON REQUEST."

         Section 4.7 FINDER'S FEES. The Purchaser has not retained any finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold the Company harmless from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser, or any of its employees or representatives acting on behalf of


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the Purchaser, is or may be responsible as a result of the transactions contemplated hereby.

                                    ARTICLE V
                                    COVENANTS

         Section 5.1 HSR ACT FILINGS.

         (a) The Purchasers shall make all filings required under the HSR Act relating to the transactions contemplated by this Agreement and shall use commercially reasonably efforts to cause any such required filings to be made promptly after the date hereof.

         (b) The Company shall make all filings required under the HSR Act relating to the transactions contemplated by this Agreement and shall use commercially reasonable efforts to cause any such required filings to be made promptly after the date hereof.

         (c) The parties will each use commercially reasonable efforts to promptly furnish, or, cause to be furnished, any information that may be required by the Federal Trade Commission (the "FTC") or the Department of Justice (the "DOJ") under the HSR Act in order for the requisite approvals for the purchase and sale of the Shares and the consummation of the related transactions contemplated by this Agreement to be obtained or any applicable waiting periods to be terminated or expire; provided, however, that in the event the FTC or the DOJ issues a "second request" in connection with any such filing, the parties hereto will consult with each other in good faith regarding appropriate further action, which shall be taken only to the extent agreed upon by all of the parties.

         Section 5.2 BOARD OF DIRECTORS. On and after the Closing Date, SOFTBANK Capital Partners and SOFTBANK Capital Advisors, together, shall have the right,
(i) (A) so long as the Purchasers and the SOFTBANK Entities (as defined herein) collectively own 50% or more of the Common Stock (on an as if exercised basis) held immediately after consummation of the Purchase, to designate three (3) members of the Company's Board of Directors, (B) so long as the Purchasers and the SOFTBANK Entities collectively own 25% or more of the Common Stock (on an as if exercised basis) held


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immediately after consummation of the Purchase, to designate two (2) members of the Company's Board of Directors, and (C) so long as the Purchasers and the SOFTBANK Entities collectively own 5% or more of the Common Stock (on an as if exercised basis) held immediately after consummation of the Purchase, to designate one (1) member of the Company's Board of Directors (collectively, the "Board Composition Requirement"); and (ii) so long as the Purchasers and the SOFTBANK Entities collectively own 35% or more of the Common Stock (on an as if exercised basis) held immediately after consummation of the Purchase, to designate one (1) member of each committee of the Company's Board of Directors.

         Section 5.3 PREEMPTIVE RIGHTS.

         (a) If the Company proposes to issue, grant or sell Common Stock or Rights, the Company shall first give to the Purchasers (so long as the Purchasers own at least 500,000 Shares) and any transferee (of whom the Company has notice) of Shares from any Purchaser then owning at least 500,000 Shares (appropriately adjusted for any stock split, reverse stock split or stock dividend), except for any transferee that acquires such Shares in a public offering registered under the Securities Act or in a transaction on the open market effected pursuant to Rule 144 under the Securities Act, (each a "Securityholder") written notice setting forth in reasonable detail the price and other terms on which such shares of Common Stock or Rights are proposed to be issued or sold, the terms of any such Rights and the amount thereof proposed to be issued, granted or sold. Each Securityholder shall thereafter have the preemptive right, exercisable by written notice to the Company no later than twenty (20) days after the Company's notice is given, to purchase the number of such shares of Common Stock or Rights set forth in the Securityholder's notice (but in no event more than the Securityholder's Proportionate Share (as defined below) thereof, as of the date of the Company's notice), at the price and on the other terms set forth in the Company's notice. Any notice by a Securityholder exercising the right to purchase shares of Common Stock or Rights pursuant to this Section 5.3 shall constitute an irrevocable commitment to purchase from the Company the shares of Common Stock or Rights specified in such notice, subject to the maximum set forth in the preceding sentence. If all the Securityholders exercise their preemptive rights set forth in this Section 5.3(a) to the full extent of their Proportionate Share or if for any other reason the Company


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shall not issue, grant or sell shares of Common Stock or Rights to persons other than Securityholders, then the closing of the purchase of shares of Common Stock or Rights by Securityholders shall take place on such date, no less than ten
(10) and no more than thirty (30) days after the expiration of the 20-day period referred to above, as the Company may select, and the Company shall notify the Securityholders of such closing at least seven (7) days prior thereto. If all persons entitled thereto do not exercise their preemptive rights to the full extent of their Proportionate Share and, as contemplated by Section 5.3(b), the Company shall issue, grant or sell shares of Common Stock or Rights to persons other than Securityholders, then the closing of the purchase of shares of Common Stock or Rights shall take place at the same time as the closing of such issuance, grant or sale.

         (b) If all persons entitled thereto do not exercise their preemptive rights to the full extent of their Proportionate Share, the Company shall use its good faith and commercially reasonable efforts to issue, grant or sell the remaining subject shares of Common Stock or Rights on the terms set forth in its notice to Securityholders, unless the Company is advised by its financial advisors that the remaining number or amount is too small to be reasonably sold. From the expiration of the 20-day period first referred to in Section 5.3(a) and for a period of 90 days thereafter, the Company may offer, issue, grant and sell to any person or entity shares of Common Stock or Rights having the terms set forth in the Company's notice relating to such shares of Common Stock or Rights at a price and on other terms no less favorable to the Company, and including no less cash, than those set forth in such notice (without deduction for reasonable underwriting, sales agency and similar fees payable in connection therewith); provided, however, that the Company may not issue, grant or sell shares of Common Stock or Rights in an amount greater than the amount set forth in such notice minus the amount purchased or committed to be purchased by Securityholders rights.

                  (c) The provisions of this Section 5.3 shall not apply to the following issuances of securities: (i) pursuant to an approved stock option plan, stock purchase plan, or similar benefit program or agreement for the benefit of employees of, or consultants to, the Company, where the primary purpose is not to raise additional equity capital


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for the Company, (ii) the issuance of Rights, or Common Stock issuable upon exercise of Rights, granted to business partners, retailers or lessors engaged in bona fide business transactions with the Company, where the primary purpose is not to raise additional equity capital for the Company, (iii) as direct consideration for the acquisition by the Company of another business entity or the merger of any business entity with or into the Company, (iv) in connection with a stock dividend, (v) upon the exercise of warrants or options, or upon the conversion of convertible securities, outstanding on the date hereof or as to which Securityholders have been previously offered the right to participate as contemplated hereby or (vi) in an underwritten public offering registered under the Securities Act if the managing underwriters advise the Securityholders in writing that the purchase of shares of Common Stock pursuant to the preemptive rights afforded by this Section 5.3 would materially and adversely affect the marketing of the offering.

         (d) For purposes of this Section 5.3, the following terms shall have the corresponding meanings set forth herein:

         "Proportionate Share" means, with respect to each Securityholder, a fraction the numerator of which is the total number of shares of Common Stock owned and the number of shares of Common Stock issuable upon exercise of Rights owned by such Securityholder, and the denominator of which is the total number of shares of Common Stock outstanding plus the number of shares of Common Stock issuable upon exercise of all Rights outstanding.

         "Right" means any option, warrant, security, right or other instrument convertible into or exchangeable or exercisable for, or otherwise giving the holder thereof the right to acquire, directly or indirectly, from the Company any Common Stock or any other such option, warrant, security, right or instrument, including any instrument issued by the Company or any subsidiary thereof the value of which is measured by reference to the value of the Common Stock.

         Section 5.4 MEETING OF THE COMPANY STOCKHOLDERS. The Company shall take all customary actions in accordance with applicable law and its Certificate of Incorporation and By-Laws to seek stockholder approval of a Board of Directors


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meeting the Board Composition Requirements by the holders of a majority of the outstanding shares of Common Stock at any meeting of stockholders (and with respect to any written consent of stockholders of the Company in lieu of a meeting) at which directors are to be elected. The Board of Directors of the Company shall recommend such approval, and the Company shall solicit such approval in accordance with its customary practices.

         Section 5.5 PUBLICITY. The Company and the Purchasers shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any federal or state governmental or regulatory agency or any self-regulatory organization with respect thereto.

         Section 5.6 FULFILLMENT OF CONDITIONS. Each of the Company and the Purchasers shall use reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled on its part prior to or on the Closing Date.

         Section 5.7 FURTHER ASSURANCES. The Company shall use its reasonable efforts at any time and from time to time prior to, at and after the Closing to execute and deliver to the Purchasers such further documents and instruments and to take all such further actions as the Purchasers reasonably may request in order to convey and transfer the Shares to the Purchasers and to consummate the transactions contem plated by this Agreement and the Registration Rights Agreement.

         Section 5.8 TMCT VENTURES, L.P. TRANSFER OF SHARES. The Company shall use its best efforts to cause TMCT Ventures, L.P. to execute and deliver a lock-up agreement, with respect to any shares of Common Stock Times Mirror acquires, for a period ending six (6) months after acquisition of such shares, except if such sale, transfer or pledge is effected pursuant to Rule 144 under the Securities Act of 1933, as amended.


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                                   ARTICLE VI
                              CONDITIONS TO CLOSING

         Section 6.1 CONDITIONS TO THE PURCHASERS' OBLIGATIONS. The obligation of each Purchaser to purchase the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES CORRECT; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except with respect to representations and warranties made as of a specific time, which shall be true in all material respects as of such time, and except for representations and warranties containing a materiality qualification, which must be true in all respects) with the same effect as though such representations and warranties had been made at and as of the Closing Date; and the Company shall have performed all obligations herein required to be performed by it on or prior to the Closing Date in all material respects (except with respect to obligations containing a materiality qualification, which must be performed in all respects).

         (b) REGISTRATION RIGHTS AGREEMENT. The Company shall have duly executed and delivered the Registration Rights Agreement.

         (c) VOTING AGREEMENT. Michael G. Rubin shall have duly executed and delivered the Voting Agreement in the form attached hereto as Exhibit C.

         (d) WARRANT. The Company shall have duly executed and delivered warrants to SOFTBANK Capital Partners and SOFTBANK Advisors in the form attached hereto as Exhibit E.

         (e) LOCK-UP. TMCT Ventures, L.P. shall have duly executed and delivered a lock-up agreement with respect to any shares of Common Stock it purchases from the Company with a duration of six (6) months as contemplated in
Section 5.8.

         (f) BOARD COMPOSITION. A Board of Directors meeting the Board Composition Requirement shall have been duly established and in place.

         (g) COMPLIANCE CERTIFICATE. The President of the Company shall deliver to the Purchasers at the Closing a certificate certifying that the conditions specified in Section 6.1(a) have been fulfilled.

         (h) OPINION OF COMPANY'S COUNSEL. The Purchasers shall have received from Blank Rome Comisky & McCauley LLP, counsel to the Company, an opinion addressed to the Purchasers, dated the Closing Date, reasonably satisfactory in form and substance to Sullivan & Cromwell, counsel to SOFTBANK Capital Partners and SOFTBANK Advisors.

         (i) NO INJUNCTION, ORDER, ETC. There shall be no injunction, order or decree of any nature of any court or government authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

         (j) WAITING PERIOD. Any waiting period applicable to the sale of the Shares under the HSR Act shall have expired or been terminated.

         Section 6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to issue and sell the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES CORRECT; PERFORMANCE OF OBLIGATIONS. The representations and warranties of the Purchasers in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of such Closing Date (except with respect to representations and warranties made as of a specific time, which shall be true in all material respects as of such time, and except for representations and warranties containing a materiality qualification, which must be true in all respects) with the same effect as though such representations and warranties had been made at and as of the Closing Date; and the Purchasers shall have performed all obligations herein required to be performed by them on or prior to such Closing Date in all material respects (except with respect to covenants containing a materiality qualification, which must be performed in all respects).

         (b) REGISTRATION RIGHTS AGREEMENT. The Purchasers shall have duly executed and delivered the Registration Rights Agreement.

         (c) VOTING AGREEMENT. SOFTBANK Capital Partners and SOFTBANK Advisors shall have duly executed and delivered the Voting Agreement in the form attached hereto as Exhibit D.

         (d) NO INJUNCTION, ORDER, ETC. There shall be no injunction, order or decree of any nature of any court or government authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

         (e) WAITING PERIOD. Any waiting period applicable to the sale of the Shares under the HSR Act shall have expired or been terminated.

                                   ARTICLE VII
                                 INDEMNIFICATION

         Section 7.1 INDEMNIFICATION. Each of the Company and the Purchasers, severally but not jointly (an "Indemnifying Party"), covenants and agrees to indemnify and hold the others (each, an "Indemnified Party") harmless from and against, and to reimburse the Indemnified Party for, any claim for any losses, damages, liabilities or expenses, including reasonable counsel fees (collectively "Damages") incurred by such Indemnified Party by reason of or arising from (i) any misrepresentation or breach of any representation or warranty of such Indemnifying Party contained in this Agreement or in any instrument delivered hereunder or (ii) any failure by such Indemnifying Party to perform any obligation or covenant required to be performed by it under any provision of this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         Section 8.1 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

         Section 8.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

         Section 8.3 SUCCESSORS AND ASSIGNS. Except as expressly provided herein, the rights and obligations hereunder may not be assigned or delegated by the Purchasers or the Company without the prior written consent of the other; provided, however, that Purchasers may assign, in whole or in part, their rights and delegate their obligation hereunder (including, without limitation, the right to purchase any or all of the Shares and the obligation to pay all or any portion of the Purchase Price for the Shares) to any affiliates of the Purchasers or SOFTBANK Corp., a Japanese corporation, including, without limitation, any partnership or other entity of which any direct or indirect subsidiary of SOFTBANK Corp. is a general partner or has investment discretion, or any employees of any of the foregoing (each, a "SOFTBANK Entity"); provided, further, that any such delegation by such Purchaser of its obligations shall not relieve Purchaser of liability to the Company that it would otherwise have in the event such obligations are not performed. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.

         Section 8.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchasers.

         Section 8.5 NOTICES AND OTHER COMMUNICATIONS. Every notice or other communication required or contemplated by this Agreement by either party shall be delivered either by (i) personal delivery, (ii) postage prepaid return receipt requested by registered or certified mail, (iii) overnight courier, such as Federal Express or UPS, or (iv) facsimile with a confirmation copy sent simultaneously by postage prepaid, return receipt requested, registered or certified mail, in each case addressed to the Company or the Purchasers as the case may be at the following address:

     To the Company:  Global Sports, Inc.
                      1075 First Avenue
                      King of Prussia, Pennsylvania 19406
                      Telephone:  (610) 265-3229
                      Facsimile:  (610) 265-1730
                      Attn:  Michael G. Rubin

     With a copy to:     Blank Rome Comisky & McCauley LLP
                         One Logan Square
                         Philadelphia, Pennsylvania  19103
                         Attn:  Francis E. Dehel
                         Telephone:  (215) 569-5532
                         Facsimile:  (215) 569-5628


     To the Purchasers:  c/o SOFTBANK Capital Partners LP
                         10 Langley Road, Suite 403
                         Newton Center, MA 02459
                         Attn:  Administrative Member
                         Facsimile:  (617) 928-9301

     With a copy to:     Sullivan & Cromwell
                         1888 Century Park East
                         Suite 2100
                         Los Angeles, CA 90067
                         Attn:  John L. Savva, Esq.
                         Facsimile: (310) 712-8800

or at such other address as the intended recipient previously shall have designated by written notice given in like manner to the other party. Notice by registered or certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent, and in the absence of such record of delivery, the effective date shall be presumed to have been the fifth (5th) business day after it was deposited in the mail. All notices delivered in person or sent by courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery; notices delivered by facsimile with simultaneous confirmation copy by registered or certified mail shall be deemed delivered to and received by the addressee and effective on the date sent. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

         Section 8.6 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any person or entity hereunder shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any person or entity hereunder of any breach or default under this Agreement, or any waiver on the part of any such person or entity of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement, or by law or otherwise shall be cumulative and not alternative.

         Section 8.7 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Section 8.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

         Section 8.9 ATTORNEYS' FEES. If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                        GLOBAL SPORTS, INC.


                                        By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                        SOFTBANK CAPITAL PARTNERS LP

                                        By:  Softbank Capital Partners LLC
                                             Its General Partner

                                        By:
                                             ----------------------------------
                                             Name:
                                             Title:


                                        SOFTBANK CAPITAL ADVISORS FUND LP

                                        By:  Softbank Capital Partners LLC
                                             Its General Partner



                                        By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                                                      EXHIBIT A


                              SCHEDULE OF PURCHASES




                                                     Dollar Amount
                                                     of Shares of
Entity                                          Common Stock Purchased
------                                          ----------------------
SOFTBANK Capital Partners LP                               $19,714,000
10 Langley Road, Suite 403
Newton Center, MA 02459
Facsimile No.: (617) 928-9300
Attention: Administrative Member

SOFTBANK Capital Advisors Fund LP                          $   286,000
10 Langley Road, Suite 403
Newton Center, MA 02459
Facsimile No.: (617) 928-9300
Attention: Administrative Member

Total..........................................            $20,000,000